Exhibit 99.2

Compaq Computer Corporation
Discussion of Financial Results
First Quarter 2002

REVENUE

Compaq reported first quarter consolidated revenue of $7.7 billion, a decrease of 16 percent compared with the first quarter of 2001. Economic uncertainty and competitive pricing pressures continued into the first quarter of 2002 with revenue decreasing across all segments compared to the prior year quarter.

Consolidated revenue by business segment was as follows:

Consolidated revenue by business segment was as follows:
(In millions)                           Three months ended
                                             March 31,
                                          2002       2001

Enterprise Computing                    $ 2,351    $ 2,920
Access                                    3,545      4,346
Compaq Global Services                    1,882      1,935
Segment Eliminations and Other             (50)       (20)
                                       ----------- ----------
                                         $7,728    $ 9,181
                                       =========== ==========

Consolidated revenue by geographic region was as follows:

(In millions)                              Three months ended
                                                March 31,
                                             2002       2001

North America                              $ 3,366    $ 3,882
Europe, Middle East and Africa               2,904      3,484
Asia-Pacific                                   582        589
Japan                                          404        566
Latin America                                  319        447
Greater China                                  153        213
                                          ----------- ----------
                                           $ 7,728    $ 9,181
                                          =========== ==========

GROSS MARGIN

Consolidated gross margin of $1.6 billion (21 percent of revenue) declined 2 percentage points for the quarter ended March 31, 2002 compared with the first quarter of 2001. The competitive pricing environment and a shift in demand to low-cost technology alternatives drove lower gross margin in all segments.

OPERATING EXPENSE

Consolidated operating expense, excluding merger-related costs of $35 million, was $1.4 billion for the first quarter of 2002, a reduction of $359 million, or 20 percent, compared with the first quarter of 2001. As a percentage of revenue, operating expense decreased 1 point to 19 percent during the current quarter compared with the prior year period. Operating expenses declined for the fifth consecutive quarter as Compaq continued to realize cost savings related to restructuring actions implemented in 2001.

PROVISION FOR INCOME TAXES

Compaq’s effective tax rate was 30 percent for the quarters ended March 31, 2002 and 2001.

CONSOLIDATED EARNINGS

For the first quarter of 2002, Compaq’s net income (excluding special items) was $65 million, or $0.04 per diluted common share, compared with $214 million, or $0.13 per diluted common share in the prior year quarter. On a reported basis, Compaq’s consolidated net income was $44 million, or $0.03 per diluted common share, for the first quarter of 2002, compared with a net loss of $131 million, or $(0.08) per diluted common share, in the prior year quarter.

Special items in the first quarter of 2002 included merger-related costs of $35 million and net investment income of $5 million (collectively $21 million, net of tax), while special items in the first quarter of 2001 included a restructuring charge of $249 million and net investment income of $75 million (collectively $123 million, net of tax) and a cumulative effect of accounting change of $222 million, net of tax.

SEGMENTS

Segment financial data was as follows:

(In millions)                                Three months ended
                                                  March 31,
                                              2002        2001

Enterprise Computing
  Revenue                                    $2,351      $2,920
  Operating income                               18         144

Access
  Revenue                                     3,545       4,346
  Operating loss                               (36)       (110)

Compaq Global Services
  Revenue                                     1,882       1,935
  Operating income                              229         254

Segment Eliminations and Other
  Revenue                                      (50)         (20)
  Operating income (loss)                      (15)          20

Consolidated Segment Totals
  Revenue                                    $7,728     $ 9,181
  Operating income                            $ 196      $  308
A reconciliation of consolidated segment operating income to consolidated income before income taxes follows:
(In millions)                              Three months ended
                                                March 31,
                                             2002        2001

Consolidated segment operating income        $ 196       $ 308
Unallocated corporate expenses                 (49)        (34)
Restructuring and related charges               --        (249)
Merger-related costs                           (35)         --
Other income (expense), net                    (49)        106
                                          ----------- -----------
                                          ----------- -----------
Income before income taxes                   $  63      $  131
                                          =========== ===========

Enterprise Computing

Enterprise Computing designs, develops, manufactures and markets advanced computing and telecommunications products and solutions for enterprise customers worldwide, including business-critical servers, industry-standard servers and storage products.

Revenue

Enterprise Computing revenue decreased $569 million, or 19 percent, compared with the first quarter of 2001 and represented 30 percent of consolidated revenue during the quarter. The combination of weak economic conditions and a shift in mix toward lower-end products significantly reduced segment revenue. Revenue from industry-standard servers decreased as intense price competition resulted in average selling price declines of 18 percent, offsetting an increase in the number of units sold. Consistent with the overall IT market, business-critical server revenue declined as large customers such as stock exchanges and telecommunications firms reduced IT spending. Continued pricing pressures due to customer spending constraints also led to a 19 percent decline in enterprise storage product revenue compared with the prior year quarter. However, Compaq shipped 35 petabytes of storage during the first quarter of 2002 compared with 18 petabytes for the prior year quarter.

Operating Income

Enterprise Computing operating income decreased $126 million, or 88 percent, in the first quarter of 2002 compared with the prior year period. Overall declines in revenue, resulting from intense pricing pressures as previously noted, and the shift in mix to lower-end products drove the decrease in operating income. The decrease in operating income was partially offset by continued cost reductions compared with the prior year quarter. Operating expenses within this segment decreased in whole dollars and as a percentage of revenue as benefits were realized from restructuring actions implemented in the prior year.

Access

The Access business delivers personal computing products and solutions targeting the convergence of business and home-user computing for the Internet-connected world.

Revenue

Access revenue decreased $801 million, or 18 percent, compared with the first quarter of 2001 and represented 46 percent of consolidated revenue during the quarter. Declines in revenue from the prior year period resulted from worldwide PC market declines of six percent, continued weak economic conditions and aggressive price competition. Average selling prices for desktops and notebooks were lower by 6 percent and 18 percent, respectively, for the first quarter 2002 compared with the prior year period. Weak market conditions drove overall unit sales of desktops and notebooks lower by 15 percent compared with the first quarter of 2001. Unit sales of the Compaq iPAQ™ handheld grew 14 percent compared with the prior year quarter due to lessened supply constraints.

Operating Income

The Access business incurred an operating loss of $36 million during the first quarter of 2002, an improvement of $74 million compared with the prior year period. The improvement over the prior year quarter was driven by significant continued cost reductions, as the decline in operating expense outpaced the decline in revenue. These cost reductions resulted primarily from actions related to the consolidation of Compaq’s previous two personal computing businesses. Segment gross margin declined compared with the prior year quarter due to aggressive pricing and weak economic conditions. Compaq was able to partially mitigate the downward pressure on margins by increasing its direct sales mix 8 percentage points in North America.

Compaq Global Services

Compaq Global Services delivers worldwide infrastructure and solution design implementation, management and support services, as well as leasing and asset management services.

Revenue

Compaq Global Services revenue decreased $53 million, or 3 percent, compared with the first quarter of 2001 and represented 24 percent of consolidated revenue during the quarter. Growth in financial services and customer support was more than offset by declines in the systems integration business. Revenue in the financial services sector increased 13 percent over the prior year quarter driven by increased asset management and growth in the leasing portfolio. Customer support revenue increased slightly compared with the prior year quarter as customers continued to seek services and solutions to increase productivity and reduce costs. While revenue benefited from customer demand for cost-efficient solutions, continued economic weakness has caused customers to delay spending on IT investment projects. General declines in the IT consulting market contributed to decreased revenue from systems integration. Pricing pressures also negatively affected revenue in the services segment due to consumer focus on cost savings in purchasing decisions.

Operating Income

Compaq Global Services operating income decreased $25 million, or 10 percent, during the quarter compared with the first quarter of 2001. Gross margin declines in customer support and systems integration were partially offset by margin growth in financial services. The current sales mix of lower margin services and intense price competition within the systems integration market placed downward pressure on operating income during the quarter. Compaq continues to refine the service delivery fulfillment model in order to mitigate downward margin pressures of business mix changes and shifting revenue profile.

Balance Sheet Information

Compaq’s cash and cash equivalents decreased $172 million to $3.7 billion at March 31, 2002. The decrease resulted primarily from $22 million used in operating activities and $145 million used in investing activities.

Operating cash flow declined to a use of $22 million in the current quarter compared to a provision of $499 million in the same quarter last year. The decrease in operating cash flow was due primarily to lower net income adjusted for non-cash items and less favorable changes in working capital balances compared with the first quarter of 2001.

Net trade accounts receivable was $4.1 billion at March 31, 2002, a decrease of $476 million from December 31, 2001. The decline in receivables was primarily due to lower sales.

Major uses of cash during the three months ended March 31, 2002 included net capital expenditures ($153 million), restructuring activities ($152 million), dividends paid to stockholders ($43 million) and other working capital requirements.

Days sales outstanding, inventory turns and days payable data was as follows:

                              March 31,      December 31,      March 31,
                                 2002            2001             2001

Days sales outstanding              49               50             56
Inventory turns                     17               19             14
Days payable                        49               52             48

At March 31, 2002, Compaq held $265 million of minority equity investments, a decrease of $105 million compared with December 31, 2001. The decrease in this balance was primarily due to declines in market value of certain investments.

Borrowings were $1.7 million at March 31, 2002, a decrease of $26 million compared with December 31, 2001.

Pending Merger with Hewlett-Packard Company

On September 3, 2001, Compaq and Hewlett-Packard Company (“HP”) announced that a definitive merger agreement was unanimously approved by both Boards of Directors, subject to, among other conditions, regulatory approval and affirmative stockholders’ vote by both companies. Under the terms of the agreement dated as of September 4, 2001, Compaq stockholders will receive 0.6325 of a newly issued HP share for each outstanding share of Compaq common stock. The transaction will be accounted for as a purchase. During the first quarter 2002, the proposed merger received the required European and U.S. government regulatory approvals. On March 20, 2002, Compaq shareholders approved the merger. On March 28, 2002, Walter Hewlett, a director and shareholder of HP, individually and as Co-Trustee of the William R. Hewlett Revocable Trust ("the Trust"), Edwin E. van Bronkhorst, as Co-Trustee of the Trust, and the Trust itself brought an action in the Court of Chancery of Delaware against HP in connection with the planned merger. On April 17, 2002, HP announced that the preliminary vote count from the March 19, 2002 special meeting of HP shareowners affirms that the proposed merger was approved. While the results of the HP shareholder vote are not yet official and the outcome of the litigation against HP is presently unknown, Compaq believes the planned merger will ultimately be consummated; however, the outcome is presently uncertain.

Employees

Total regular employee headcount was approximately 63,100 at March 31, 2002.

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Compaq is a trademark of Compaq Information Technologies Group, L.P. All other product names mentioned herein may be trademarks or registered trademarks of their respective companies.

This document contains forward-looking statements that involve risks, uncertainties and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Risks, uncertainties and assumptions include the possibility that the Hewlett-Packard/Compaq merger does not close or that prior to the closing of the proposed merger, the businesses of the companies suffer due to uncertainty; the market for the sale of certain products and services may not develop as expected; that development of these products and services may not proceed as planned; that Compaq and Hewlett-Packard are unable to transition customers, successfully execute their integration strategies, or achieve planned synergies; other risks that are described from time to time in Compaq and Hewlett-Packard's Securities and Exchange Commission reports (including but not limited to Compaq's annual report on Form 10-K for the year ended December 31, 2001, HP's annual report on Form 10-K for the fiscal year ended October 31, 2001, and subsequently filed reports and HP's registration statement on Form S-4 filed on February 5, 2002). If any of these risks or uncertainties materializes or any of these assumptions proves incorrect, Compaq's results could differ materially from Compaq's expectations in these statements. Compaq assumes no obligation and does not intend to update these forward-looking statements.